Exhibit 18

MULTIPLE CLASS OF SHARES PLAN
FOR
FIDELITY MUNICIPAL TRUST:
FIDELITY ADVISOR MUNICIPAL BOND FUND
AND
FIDELITY INCOME FUND:
FIDELITY ADVISOR MORTGAGE SECURITIES FUND
DATED FEBRUARY 1, 1997
  This Amended and Restated Multiple Class of Shares Plan (the "Plan"), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for Fidelity Advisor Municipal Bond Fund and Fidelity Advisor Mortgage Securities Fund (each, a "Fund") of the respective Fidelity Trusts (each, a "Trust") as listed on Schedule I to this Plan.
1.  Classes Offered.  Each Fund may offer up to five classes of its shares:
Class A, Class T, Class B, Institutional Class, and Initial Class (each, a "Class").
2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.
3. Conversion Privilege. After a maximum holding period of seven years from the initial date of purchase, Class B shares convert automatically to Class A shares of the same Fund. Simultaneously, a portion of the Class B shares purchased through the reinvestment of Class B dividends or capital gains distributions ("Dividend Shares") will also convert to Class A shares. The portion of Dividend Shares that will convert at that time is determined by the ratio of converting Class B non-Dividend Shares held by a shareholder to that shareholder's total Class B non-Dividend Shares. All conversions pursuant to this paragraph 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.
4.  Exchange Privileges.
 Class A: Shares of Class A may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class A; (ii) Daily Money Fund: U.S. Treasury
Portfolio: Initial Class; (iii) Daily Money Fund: Money Market Portfolio:
Initial Class; and (iv) Daily Tax-Exempt Money Fund: Initial Class.
 Class T: Shares of Class T may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class T; (ii) Daily Money Fund: U.S. Treasury
Portfolio: Initial Class; (iii) Daily Money Fund: Money Market Portfolio:
Initial Class; and (iv) Daily Tax-Exempt Money Fund: Initial Class.
 Class B: Shares of Class B may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class B; and (ii) Daily Money Fund: U.S. Treasury
Portfolio: Class B.
 Institutional Class: Shares of Institutional Class may be exchanged for shares of (i) any other Fidelity Advisor Fund: Institutional Class; and
(ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.
 Initial Class: Shares of Initial Class may be exchanged for shares of (i) Institutional Class of the same fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

5. Expense Allocations. Expenses shall be allocated under this Plan as follows:
 A. Class expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; (ii) transfer agent fees; and (iii) Blue Sky fees.
 B. Fund expenses: Expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.
7. Effective Date of Plan. This Plan shall become effective upon the first business day of the month following approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon the first business day of the month following approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.
9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.
10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust's Declaration of Trust or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.

SCHEDULE I DATED FEBRUARY 1, 1997 TO MULTIPLE CLASS OF SHARES PLAN FOR FIDELITY ADVISOR MUNICIPAL BOND FUND AND FIDELITY ADVISOR MORTGAGE SECURITIES FUND DATED FEBRUARY 1, 1997
FUND/CLASS   SALES CHARGE   DISTRIBUTION FEE       SHAREHOLDER
                            (AS A PERCENTAGE OF    SERVICE FEE
                            AVERAGE NET ASSETS)    (AS A PERCENTAGE OF
                                                   AVERAGE NET ASSETS)

Fidelity Municipal Trust:
Advisor Municipal Bond Fund:
 ("Initial Class")                  none                  none   none
 Class A                            front-end             0.15   none
 Class T                            front-end             0.25   none
 Class B                            contingent deferred   0.65   0.25
 Institutional Class                none                  none   none

Fidelity Income Fund:
Advisor Mortgage Securities Fund:
 ("Initial Class")                  none                  none   none
 Class A                            front-end             0.15   none
 Class T                            front-end             0.25   none
 Class B                            contingent deferred   0.65   0.25
 Institutional Class                none                  none   none